Exhibit 1.13

Monday, December 21, 2020	OFFICIAL GAZETTE OF THE FEDERATION

AMENDMENT to the Creation Resolution of the Productive State-Owned Subsidiary Company of Petróleos Mexicanos, named Pemex Industrial Transformation, issued by the Board of Directors of Petróleos Mexicanos, in accordance with article 62, section I, last paragraph, of the Law of Petróleos Mexicanos.

In the margin, a logo with the National Seal that states: United Mexican States.- GOVERNMENT OF MEXICO.- Petróleos Mexicanos.

AMENDMENT TO THE CREATION RESOLUTION OF THE PRODUCTIVE STATE-OWNED SUBSIDIARY COMPANY OF PETRÓLEOS MEXICANOS, NAMED PEMEX INDUSTRIAL TRANSFORMATION, ISSUED BY THE BOARD OF DIRECTORS OF PETRÓLEOS MEXICANOS, IN ACCORDANCE WITH ARTICLE 62, SECTION I, LAST PARAGRAPH, OF THE LAW OF PETRÓLEOS MEXICANOS.

BACKGROUND

The Board of Directors of Petróleos Mexicanos, exercising the authority granted in article 62 and the Eighth Transitory provision, Part A, section III, of the Law of Petróleos Mexicanos, approved in its Extraordinary Meeting 888 on March 27, 2015, among others, the Creation Resolution of the Productive State-Owned Subsidiary Company of Petróleos Mexicanos, named Pemex Industrial Transformation, which was published in the Official Gazette of the Federation on April 28, 2015.

The Board of Directors of Petróleos Mexicanos, in accordance with article 13, section XXIX, of the Law of Petróleos Mexicanos and the First Transitory provision of the Creation Resolution mentioned in the preceding paragraph, in its Extraordinary Meeting 899 on September 24, 2015, approved, through Resolution CA-185/2015, the Declaration of Effectiveness of the Creation Resolution of the Productive State-Owned Subsidiary Company of Petróleos Mexicanos, named Pemex Industrial Transformation, which was published in the Official Gazette of the Federation on October 6, 2015 and which came into effect on November 1, 2015.

The Board of Directors of Petróleos Mexicanos, in accordance with articles 11, 59 and 62, section I, last paragraph, of the Law of Petróleos Mexicanos, in its Extraordinary Meeting 944 on June 24, 2019, authorized, through Resolution CA-078/2019, the amendment to the Creation Resolution of the Productive State-Owned Subsidiary Company of Petróleos Mexicanos, named Pemex Industrial Transformation, which was published in the Official Gazette of the Federation on June 28, 2019 and which came into effect on July 1, 2019.

The Board of Directors of Petróleos Mexicanos, issues this amendment to the Creation Resolution of the Productive State-Owned Subsidiary Company of Petróleos Mexicanos, named Pemex Industrial Transformation, in accordance with the following, and to that effect adopts the following:

RESOLUTION

SOLE. Article 2 is AMENDED to ADD a section I. Ter, of the Creation Resolution of the Productive State-Owned Subsidiary Company of Petróleos Mexicanos, named Pemex Industrial Transformation, to read as follows:

Article 2. …

I. a I. Bis.…

I. Ter. The production, distribution and marketing of ammonia and its derivatives and fertilizers, as well as the rendering of related services.

II. to XIII. …

…

Monday, December 21, 2020	OFFICIAL GAZETTE OF THE FEDERATION

…

TRANSITORY PROVISION

SOLE. This Amendment to the Creation Resolution of the Productive State-Owned Subsidiary Company of Petróleos Mexicanos, named Pemex Industrial Transformation, shall become effective on January 1, 2021.

This amendment to the Creation Resolution of the Productive State-Owned Subsidiary Company of Petróleos Mexicanos, named Pemex Industrial Transformation, was approved by the Board of Directors of Petróleos Mexicanos, pursuant to article 62, section I, last paragraph, of the Law of Petróleos Mexicanos, in Ordinary Meeting 963 on the 2nd day of December, 2020, through Resolution CA-086/2020.

Mexico City, December 11, 2020.- Legal Director, Luz María Zarza Delgado.- Signature.